CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

KonaRed Corporation

We consent to the inclusion in the foregoing Registration Statement on Amendment No. 1 to Form S-1 of our report dated March 17, 2014, relating to our audit of the balance sheet of KonaRed Corporation as of December 31, 2013, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year then ended.  Our report dated March 17, 2014, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California
April 18, 2014

4400 MacArthur Blvd. Suite 970 Newport Beach, CA 92660 Tel. 949.7699.8905 Fax: 949.623.9885 info@ancsecservices.com